Exhibit 99.1

Fluor Corporation	Brian Mershon / Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 281.263.6030 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR ANNOUNCES INCREASE IN SHARE REPURCHASE AUTHORIZATION AND PLANNED $1 BILLION IN SHARE REPURCHASES

IRVING, TEXAS — November 18, 2014 — Fluor Corporation (NYSE: FLR) announced today that the Executive Committee of the Board of Directors has authorized an increase in the Company’s existing share repurchase program by 10,000,000 shares, bringing the Company’s authorization for share repurchases up to approximately 17,400,000 shares, net of shares already repurchased.  This authorization is conditioned on closing of the public offering of senior notes announced today.

The Company has repurchased $143 million of shares to date in the fourth quarter of 2014, and plans to use a portion of the proceeds from the public notes offering to increase the amount of shares repurchased in the fourth quarter of 2014 to a total of $500 million. Using cash from operations, the Company plans to repurchase an additional $500 million in shares over the course of 2015, bringing total planned repurchases over the five quarter period to $1 billion.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects.  The company creates and delivers innovative solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis.  For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors.  Headquartered in Irving, Texas, Fluor ranks 109 on the FORTUNE 500 list.  With more than 40,000 employees worldwide, the company’s revenue for 2013 was $27.4 billion.  Visit Fluor at www.fluor.com and follow on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to share repurchases, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves, are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or may increase costs or delay project schedules; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; international security risks; delays or defaults in client payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; liabilities arising from faulty services; the impact of anti-bribery and international trade laws and regulations; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions or inability to protect intellectual property; foreign exchange risks; failure to maintain safe worksites; the impact of environmental, health and safety regulations or other laws; possible limitations on bonding or letter of credit capacity; the Company’s ability to secure appropriate insurance; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; and risks or uncertainties associated with acquisitions, dispositions and investments.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2014. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.